Exhibit 99.1

Secured Digital's First Quarter Revenue Tops Record; Increase of 49 Percent in First Quarter of 2005

NEW YORK--(BUSINESS WIRE)--May 16, 2005--Secured Digital Applications, Inc. (OTCBB:SDGL), which develops practical applications for digital technology, today reported first quarter revenue of $6.5 million, up 49 percent from the comparable period in 2004.

In its quarterly report filed with the Securities and Exchange Commission, the company topped the $6 million mark in gross revenue for the first time in its history. Revenue during the comparable period of 2004 was $4.36 million.

The company's gross profit increased by 48 percent to $590,535 from $398,376 for the comparable period in 2004. Income from continuing operations was $166,614.

Patrick  Lim,  Chairman  and  CEO of  Secured  Digital,  said  the  company  saw significant increases in revenue in the company's internet content and consulting businesses. In addition, the company also generated an additional $1,011,000 from its subsidiary Gallant IT Holdings Sdn Bhd, which operates Apple computer retail centers in Malaysia.

"Management is very pleased with the revenue growth that we experienced in the first three months of 2005," Lim said. "We see this as evidence that the acquisition strategy that the company has followed during the past two years makes Secured Digital a stronger company, with a broader base of revenues."

The company continued to operate at a profit in the first quarter of 2005 and paid dividends of $158,663 to preferred shareholders.

About Secured Digital Applications:

Secured Digital Applications, Inc. (formerly known as Digital Broadband Networks, Inc.) and its subsidiaries are involved in the development of practical applications for digital technology in home and industry. The SDGL companies include businesses that focus on the integration and provision of secured shipping and supply chain management service; the sale of biometrics security systems; and development of Web based interactive multimedia content; systems integration, servicing of computers, the sale of the EyStar SmartHome
Management System, broadband modems, IP cameras, Apple computers and peripherals. For more information, please visit www.digitalapps.net, www.eystar.com and www.gallant-it.com.my.

Safe Harbor Statement:

Information contained herein contains forward-looking statements and information that are based upon beliefs of, and information currently available to, management, as well as estimates and assumptions made by management. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "is expected", "intends", "may", "will", "should", "anticipates", "plans" or the negative thereof. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to vary materially from historical results or from any future results expressed or implied in such forward-looking statements. Secured Digital Applications, Inc. does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission. Investors should carefully consider the preceding information before making an investment in the common stock of the Company.

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    CONTACT: Secured Digital Applications, Inc.
             Valerie Looi, 011-603-7955-4582
             valerie.looi@digitalapps.net
             Jay McDaniel, 201-399-4346